Exhibit 99.1

News Release

Sunoco LP Announces Third Quarter 2022 Financial and Operating Results

•Reports third quarter results including net income of $83 million, Adjusted EBITDA(1) of $276 million and Distributable Cash Flow, as adjusted(1) of $196 million
•Executes a definitive agreement to acquire Peerless Oil & Chemicals, Inc., a leading terminal operator and refined product logistics business in Puerto Rico
•Increases full-year 2022 Adjusted EBITDA(1)(2) guidance to $845 to $865 million

DALLAS, November 1, 2022 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today reported financial and operating results for the three-month period ended September 30, 2022.

Financial and Operational Highlights
For the three months ended September 30, 2022, net income was $83 million versus $104 million in the third quarter of 2021.

Adjusted EBITDA(1) for the quarter was $276 million compared with $198 million in the third quarter of 2021. The increase in Adjusted EBITDA(1) reflects higher reported fuel margins and the impact of recent acquisitions.

Distributable Cash Flow, as adjusted(1), for the quarter was $196 million, compared to $146 million a year ago.

The Partnership sold approximately 2.0 billion gallons of fuel in the third quarter of 2022, up approximately 1% from the third quarter of 2021. Fuel margin for all gallons sold was 13.9 cents per gallon for the quarter compared to 11.3 cents per gallon a year ago.

Distribution and Coverage

On October 25, 2022, the Board of Directors of SUN’s general partner declared a distribution for the third quarter of 2022 of $0.8255 per unit, or $3.3020 per unit on an annualized basis. The distribution will be paid on November 18, 2022 to common unitholders of record on November 4, 2022. SUN’s current quarter cash coverage was 2.2 times and trailing twelve months coverage was 1.8 times.

Liquidity and Leverage

At September 30, 2022, SUN had $704 million of borrowings against its revolving credit facility and other long-term debt of $2.7 billion. The Partnership maintained liquidity of approximately $789 million at the end of the quarter under its $1.5 billion revolving credit facility. SUN’s leverage ratio of net debt to Adjusted EBITDA(1), calculated in accordance with its credit facility, was 3.7 times at the end of the third quarter.

Capital Spending

SUN's total capital expenditures for the third quarter were $42 million, which included $31 million for growth capital and $11 million for maintenance capital. For the full-year 2022, SUN expects growth capital expenditures of approximately $150 million and maintenance capital expenditures of approximately $50 million.

Peerless Oil & Chemicals, Inc. Acquisition

On October 28, 2022 the Partnership executed a definitive agreement to acquire Peerless Oil & Chemicals, Inc. (“Peerless”) for $70 million, subject to customary working capital adjustments. Peerless is an established terminal operator that distributes fuel products to over 100 locations within Puerto Rico and throughout the Caribbean. The Partnership expects the acquisition to be immediately accretive to unitholders. The transaction is expected to close in the fourth quarter, subject to customary closing conditions, and will be funded using amounts available under SUN's revolving credit facility.

SUN’s segment results and other supplementary data are provided after the financial tables below.

(1)    Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.

(2)    A reconciliation of non-GAAP forward looking information to corresponding GAAP measures cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts due to a variety of factors, including the unpredictability of commodity price movements and future charges or reversals outside the normal course of business which may be significant.

Earnings Conference Call

Sunoco LP management will hold a conference call on Tuesday, November 1, 2022, at 9:00 a.m. Central time (10:00 a.m. Eastern time) to discuss results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes before the scheduled start time and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Webcasts and Presentations.

Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 40 U.S. states and territories as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. In addition to the risks and uncertainties previously disclosed, the Partnership has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic and the recent instability in commodity prices, and we cannot predict the length and ultimate impact of those risks. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com

Contacts
Investors:

Scott Grischow, Treasurer, Vice President – Investor Relations and Mergers & Acquisitions
(214) 840-5660, scott.grischow@sunoco.com

James Heckler, Director – Investor Relations and Corporate Finance
(214) 840-5415, james.heckler@sunoco.com

Media:
Alexis Daniel, Manager – Communications
(214) 981-0739, alexis.daniel@sunoco.com

– Financial Schedules Follow –

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$196	$25
Accounts receivable, net	730	526
Receivables from affiliates	10	12
Inventories, net	776	534
Other current assets	151	95
Total current assets	1,863	1,192

Property and equipment	2,675	2,581
Accumulated depreciation	(1,007)	(914)
Property and equipment, net	1,668	1,667
Other assets:
Finance lease right-of-use assets, net	9	9
Operating lease right-of-use assets, net	514	517
Goodwill	1,588	1,568

Intangible assets	990	902
Accumulated amortization	(396)	(360)
Intangible assets, net	594	542
Other noncurrent assets	209	188
Investment in unconsolidated affiliate	129	132
Total assets	$6,574	$5,815
Liabilities and equity
Current liabilities:
Accounts payable	$868	$515
Accounts payable to affiliates	110	59
Accrued expenses and other current liabilities	326	291
Operating lease current liabilities	19	19
Current maturities of long-term debt	—	6
Total current liabilities	1,323	890
Operating lease noncurrent liabilities	519	521
Revolving line of credit	704	581
Long-term debt, net	2,670	2,668
Advances from affiliates	117	126
Deferred tax liability	151	114
Other noncurrent liabilities	112	104
Total liabilities	5,596	5,004
Commitments and contingencies
Equity:
Limited partners:
Common unitholders (83,763,300 units issued and outstanding as of September 30, 2022 and 83,670,950 units issued and outstanding as of December 31, 2021)	978	811
Class C unitholders - held by subsidiaries (16,410,780 units issued and outstanding as of September 30, 2022 and December 31, 2021)	—	—
Total equity	978	811
Total liabilities and equity	$6,574	$5,815

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Dollars in millions, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Motor fuel sales	$6,468	$4,666	$19,423	$12,321
Non motor fuel sales	90	79	282	218
Lease income	36	34	106	103
Total revenues	6,594	4,779	19,811	12,642
Cost of sales and operating expenses:
Cost of sales	6,261	4,472	18,703	11,631
General and administrative	29	28	86	79
Other operating	86	70	250	192
Lease expense	16	15	47	44
Gain on disposal of assets	(3)	(4)	(8)	(12)
Depreciation, amortization and accretion	55	45	151	135
Total cost of sales and operating expenses	6,444	4,626	19,229	12,069
Operating income	150	153	582	573
Other income (expense):
Interest expense, net	(49)	(40)	(135)	(124)
Equity in earnings of unconsolidated affiliate	1	1	3	3
Loss on extinguishment of debt	—	—	—	(7)
Income before income taxes	102	114	450	445
Income tax expense	19	10	30	21
Net income and comprehensive income	$83	$104	$420	$424

Net income per common unit:
Basic	$0.76	$1.01	$4.32	$4.38
Diluted	$0.75	$1.00	$4.27	$4.33

Weighted average common units outstanding:
Basic	83,763,064	83,352,123	83,728,153	83,348,540
Diluted	84,831,037	84,549,277	84,769,526	84,364,321

Cash distributions per common unit	$0.8255	$0.8255	$2.4765	$2.4765

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.
The key operating metrics by segment and accompanying footnotes set forth below are presented for the three months ended September 30, 2022 and 2021 and have been derived from our historical consolidated financial statements.

	Three Months Ended September 30,
	2022				2021
	Fuel Distribution and Marketing	All Other	Total		Fuel Distribution and Marketing	All Other	Total
	(dollars and gallons in millions, except gross profit per gallon)
Revenues:
Motor fuel sales	$6,270	$198	$6,468		$4,499	$167	$4,666
Non motor fuel sales	29	61	90		21	58	79
Lease income	35	1	36		33	1	34
Total revenues	$6,334	$260	$6,594		$4,553	$226	$4,779
Cost of Sales:
Motor fuel sales	$6,062	$170	$6,232		$4,283	$152	$4,435
Non motor fuel sales	2	27	29		9	28	37
Lease	—	—	—		—	—	—
Total cost of sales	$6,064	$197	$6,261		$4,292	$180	$4,472
Net income and comprehensive income			$83				$104
Adjusted EBITDA (1)	$250	$26	$276		$186	$12	$198
Operating Data:
Total motor fuel gallons sold			1,986				1,971
Motor fuel gross profit cents per gallon (2)			13.9	¢			11.3	¢

The following table presents a reconciliation of Adjusted EBITDA to net income and Adjusted EBITDA to Distributable Cash Flow, as adjusted, for the three months ended September 30, 2022 and 2021:

	Three Months Ended September 30,
	2022	2021
	(in millions)
Segment Adjusted EBITDA
Fuel distribution and marketing	$250	$186
All other	26	12
Consolidated Adjusted EBITDA	276	198
Depreciation, amortization and accretion	(55)	(45)
Interest expense, net	(49)	(40)
Non-cash unit-based compensation expense	(4)	(5)
Gain on disposal of assets	3	4
Unrealized loss on commodity derivatives	(23)	(2)
Inventory adjustments	(40)	9
Equity in earnings of unconsolidated affiliate	1	1
Adjusted EBITDA related to unconsolidated affiliate	(2)	(3)
Other non-cash adjustments	(5)	(3)
Income tax expense	(19)	(10)
Net income and comprehensive income	$83	$104

Adjusted EBITDA (1)	$276	$198
Adjusted EBITDA related to unconsolidated affiliate	(2)	(3)
Distributable cash flow from unconsolidated affiliate	2	3
Cash interest expense	(46)	(39)
Current income tax expense	(24)	(4)
Maintenance capital expenditures	(11)	(10)
Distributable Cash Flow	195	145
Transaction-related expenses	1	1
Distributable Cash Flow, as adjusted (1)	$196	$146

Distributions to Partners:
Limited Partners	$69	$69
General Partners	18	18
Total distributions to be paid to partners	$87	$87
Common Units outstanding - end of period	83.8	83.4
Distribution coverage ratio (3)	2.24x	1.68x
___________________________

(1)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gain or loss on disposal of assets and non-cash impairment charges. We define Distributable Cash Flow, as adjusted, as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures and other non-cash adjustments.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;
•they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA reflects amounts for the unconsolidated affiliate based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliate. Adjusted EBITDA related to unconsolidated affiliate excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliate, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliate. We do not control our unconsolidated affiliate; therefore, we do not control the earnings or cash flows of such affiliate. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliate as an analytical tool should be limited accordingly. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent changes in lower of cost or market reserves on the Partnership's inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period.
(2)Excludes the impact of inventory adjustments consistent with the definition of Adjusted EBITDA.
(3)The distribution coverage ratio for a period is calculated as the non-GAAP measure of Distributable Cash Flow, as adjusted, divided by distributions expected to be paid to partners of Sunoco LP in respect of such a period.